UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2023

Genelux Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-41599	77-0583529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2625 Townsgate Road, Suite 230 Westlake Village, California	91361
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 267-9889

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	GNLX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2023, Genelux Corporation (the “Company”) announced the appointment of Lourie Zak as the Company’s Chief Financial Officer and the designation of Ms. Zak as the Company’s principal financial officer and principal accounting officer, in each case effective as of August 28, 2023 (the “Effective Date”). In connection with Ms. Zak’s appointment to the position of Chief Financial Officer, and as of the Effective Date, Thomas Zindrick, the Company’s President and Chief Executive Officer, will no longer serve as the Company’s principal financial officer, and Doug Samuelson, the Company’s former Chief Financial Officer, will no longer serve as the Company’s principal accounting officer.

Ms. Zak, 60, most recently served as an Executive Consultant for CFO Assignments from March 2015 to August 2023. Ms. Zak previously served as the Chief Financial Officer of Guitar Center Brands of Guitar Center, Inc. from October 2014 to January 2015 and the Chief Financial Officer of SONIFI Solutions, Inc. from February 2013 to October 2014.

Pursuant to the terms of Ms. Zak’s employment agreement (the “Zak Employment Agreement”), effective as of the Effective Date, Ms. Zak’s employment may be terminated at-will by either party, with or without notice, subject to the terms of the Zak Employment Agreement. Ms. Zak will receive a base salary of $360,000 per year and be eligible for an annual discretionary bonus with a target amount of up to 40% of her then-current base salary based on the achievement of certain performance goals determined by the Board of Directors of the Company. Subject to approval by the Board of Directors of the Company, Ms. Zak will be issued an option to purchase 150,000 shares of common stock of the Company with a per share exercise price equal to the fair market value on the date of grant (the “Option”). The shares subject to the Option will vest over four years of continuous service to the Company, with 25% of the shares subject to the Option vesting on the first-year anniversary of the Effective Date, and the remaining shares vesting in equal monthly installments over the subsequent 36 months of continuous service thereafter. In the event of a change in control, as defined in the Company’s 2022 Equity Incentive Plan, and subject to Ms. Zak’s continuous service through such change in control, 100% of the shares subject to the unvested portion of the Option will accelerate and vest in full. The Option shall be governed in all respects by the terms of the Company’s 2022 Equity Incentive Plan, as amended, and the option agreement between Ms. Zak and the Company.

Ms. Zak will be entitled to receive severance benefits in the event her employment is terminated by the Company without cause or if she resigns for good reason, provided she remains in compliance with the terms of the Zak Employment Agreement. In the event of such termination or resignation, Ms. Zak will receive (i) severance in a lump sum equal to twelve months of her then-current base salary plus her full target annual bonus for the calendar year in which such separation occurs (but only in connection with a separation occurring during the period beginning three months before and ending 18 months following a change in control), and (ii) up to twelve months of COBRA group health insurance continuation. The foregoing severance benefits are conditioned upon Ms. Zak signing and not revoking a separation agreement and release of claims by no later than the 60th day after the employment termination.

The Company expects that Ms. Zak will enter into the Company’s standard form of indemnification agreement, a form of which was filed as Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (File No. 333-265828), filed with the Securities and Exchange Commission (“SEC”) on January 10, 2023.

The selection of Ms. Zak to serve as the Company’s Chief Financial Officer, principal financial officer and principal accounting officer was not pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Ms. Zak and any director or executive officer of the Company. Ms. Zak does not have any direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Zak Employment Agreement is not complete and is subject to and qualified in its entirety by reference to the complete text of the Zak Employment Agreement, a copy of which the Company intends to file with the SEC as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2023.

In connection with Ms. Zak’s appointment on the Effective Date, Doug Samuelson will continue to serve as VP, Finance of the Company beginning on the Effective Date, a position which he previously held with the Company from September 2022 to January 2023. Mr. Samuelson’s continued employment with the Company will be governed by the terms of that certain Offer Letter, by and between the Company and Mr. Samuelson, dated September 27, 2022, which was filed as Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (File No. 333-265828), filed with the SEC on January 10, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genelux Corporation

Date: August 28, 2023	By:	/s/ Thomas Zindrick, J.D.
Thomas Zindrick, J.D.
President and Chief Executive Officer